Exhibit 99.1

Rose Rock Midstream Announces Resignation of Mark E. Monroe from Board of Directors

Tulsa, OK – March 1, 2016 – Rose Rock Midstream®, L.P. (NYSE: RRMS) announced today that Mark E. Monroe will resign from the Board of Directors of the general partner of Rose Rock, effective April 1, 2016, to focus on other professional and personal commitments.

“Rose Rock’s unitholders and the general partner’s Board of Directors and management team have greatly benefited from Mark’s extensive knowledge and experience in the energy space,” said Carlin Conner, chief executive officer of the general partner of Rose Rock Midstream. “Mark has been on the Board since its inception in 2011 and we deeply appreciate his many contributions to the organization. We wish him all the best in his future endeavors.”

“It has been a pleasure working with Carlin and the rest of the management team. I look forward to following the continued success of Rose Rock.” said Monroe.

About Rose Rock Midstream
Rose Rock Midstream®, L.P. (NYSE: RRMS) is a growth-oriented Delaware limited partnership formed by SemGroup® Corporation (NYSE: SEMG) to own, operate, develop and acquire a diversified portfolio of midstream energy assets. Headquartered in Tulsa, OK, Rose Rock Midstream provides crude oil gathering, transportation, storage and marketing services with the majority of its assets strategically located in or connected to the Cushing, Oklahoma crude oil marketing hub.

Contacts:
Investor Relations:
Alisa Perkins, 918-524-8081
roserockir@rrmidstream.com

Media:
Kiley Roberson, 918-524-8594
kroberson@rrmidstream.com